                                                             Page 13 of 14 Pages

                                    EXHIBIT 1

                                                             Page 14 of 14 Pages

                                    Agreement
                          Joint Filing of Schedule 13D

     The undersigned hereby agree to jointly prepare and file a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of EA Industries, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: September 16, 1996

1995 HUBERFELD FAMILY CHARITABLE INCOME TRUST

By: /s/ Murray Huberfeld
    Murray Huberfeld, Trustee

1995 BODNER FAMILY CHARITABLE INCOME TRUST

By: /s/ David Bodner
    David Bodner, Trustee

BROAD CAPITAL ASSOCIATES, INC.

By: /s/ Murray Huberfeld
    Murray Huberfeld, President

LAURA HUBERFELD/NAOMI BODNER PARTNERSHIP

By: /s/ Laura Huberfeld
    Laura Huberfeld, Partner